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                                                                    EXHIBIT 21.1

                  SUBSIDIARIES OF CLASSIC COMMUNICATIONS, INC.

CallCom 24, Inc.
Classic Cable Holding, Inc.
Classic Cable of Oklahoma, Inc.
Classic Cable, Inc.
Classic Telephone, Inc.
Correctional Cable TV, Inc.
Friendship Cable of Arkansas, Inc.
Friendship Cable of Texas, Inc.
Television Enterprises, Inc.
Universal Cable Communications, Inc.
Universal Cable Holdings, Inc.
Universal Cable Midwest, Inc.
Universal Cable of Beaver Oklahoma, Inc.
W.K. Communications, Inc.
WT Acquisition Corporation